Exhibit 10.3

EXACTECH, INC. CHANGE OF CONTROL PLAN

THIS CHANGE OF CONTROL PLAN, is set forth and adopted by the Exactech, Inc. (“Exactech” or the “Company) Board of Directors (the “Board”) effective this 23rd day of February, 2007 (“Effective Date”).

ARTICLE I

PURPOSE

The Board recognizes that as a publicly held company, there exists a potential for a change in control of ownership of the Company, and further recognizes that the threat or occurrence of a Change in Control can result in the loss or significant disruption of the performance of key employees as a result of the uncertainty surrounding such threat or occurrence. As such, the Board has determined that it is essential to the best interests of the Company and its shareholders to retain the commitment of its key employees and ensure their continued commitment to the Company in the event of a threat or occurrence of a Change in Control without unwarranted concern as to their personal financial and employment security. Accordingly, the Company has adopted as of the Effective Date, the Exactech, Inc. Change of Control Plan as set forth herein.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the following meanings, unless the context of their use clearly suggests otherwise:

A.	“Affiliate” shall mean any entity that is controlled by, controls or is under common control with the Company.

B.	“Annual Incentive Bonus” shall mean the average amount a Participant received as an annual incentive bonus in the last 2 fiscal years pursuant to the Exactech Executive Incentive Compensation Plan or Exactech Incentive Compensation Plan, or any successor or replacement plans.

C.	“Base Annual Salary” shall mean the amount of wages a Participant is entitled to receive as base wages or an annualized salary immediately prior to a Change of Control, including any compensation converted to other benefits under a flexible pay arrangement maintained by the Company or deferred pursuant to a written plan or agreement with the Company or any Affiliate, but excluding overtime pay, shift pay, living allowances, premium pay, income from stock options, stock grants, commissions or compensation paid or payable under any bonus incentive plan of the Company or any similar payment.

D.	“Benefits” shall mean the average incentive bonus paid to a Participant in the two (2) full calendar years preceding a Change of Control, earned but unused Paid Time Off (“PTO”), any amounts earned by Participant under the Exactech Profit Sharing Plan, all insurance benefits which the Participant receives and any Company retirement plan(s) in (including the percentage level of base salary at which Participant contributes to such retirement plan) which Participant elects to contribute at the time of the Change of Control. All Benefits paid hereunder are to be calculated on a calendar year basis.

E.	“Board” shall mean the Exactech Board of Directors.

F.	“Bonus Plans” shall mean the Exactech Executive and Non-Executive Incentive Compensation Plans, or successors thereto.

G.	“Cause” for termination by the Company shall mean (i) willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company (excepting any such failures resulting from incapacity due to physical or mental illness), for a period of at least thirty (30) consecutive days subsequent to a written demand by the Company delivered to the Participant by the Participant’s direct supervisor or their designee, such demand to specify the manner(s) in which the Participant has not performed their duties; (ii) willful engagement by the Participant in illegal or gross misconduct which is demonstrably injurious to the Company and/or its affiliates; (iii) the Participant has entered a plea of “guilty” or “nolo contendere” to (x) a felony or (y) any crime, whether of felony status or not, involving fraud, dishonesty, embezzlement or breach of trust. For purposes of clauses (i) and (ii) of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done by the Participant in bad faith or without reasonable belief that the Participant’s act or omission was in the best interests of the Company.

H.	“Change in Control” shall mean the occurrence of any of the following events:

(a)	an acquisition (other than directly by the Company) by any Person of beneficial ownership (within the meaning of Rule 13(d)(3)) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)of 50% or more of either (x) the then outstanding shares of common stock, or (y) the combined voting power of the then outstanding voting securities of the Company generally entitled to vote in the election of Directors; provided that in determining whether a Change of Control has occurred pursuant to this Section, the acquisition of shares or voting securities in a Non-Control Acquisition shall not constitute a Change of Control. For purposes of this Section, “Person” shall have the meaning defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(b)	Individuals who as of the Effective Date, comprise the Board, cease for any reason to constitute at least a majority of the Board, provided however, that any individual who becomes a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Directors then comprising the Board, then such individual shall be considered as though such individual were a member of the Board as of the Effective Date, but excluding for this purpose any such individual whose initial assumption as a Director occurs as a result of an actual or threatened election dispute with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c)	Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all assets of the Company or an acquisition of the assets of another corporation (a “Business Combination”), in each case, unless following such Business Combination, (1) all or substantially all of the individuals and entities who were beneficial owners of the outstanding Company Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of respectively, the outstanding Common Stock and Outstanding Company Voting Securities generally entitled to vote in the election of directors of the corporation resulting from such Business Combination (including without limitation a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same ownership proportions as immediately prior to such Business Combination, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan ) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of Company Common Stock resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

I.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

J.	“Committee” shall mean the Compensation Committee of the Board.

K.	“Date of Termination” shall mean the date on which a Participant ceases to be an Employee of the Company.

L.	“Disability” shall mean a condition such that the Employee has terminated employment with the Company with a qualifying disability and has immediately begun receiving benefits from a long-term disability plan of the Company.

M.	“Effective Date” shall mean [Date of BOD approval of plan].

N.	“Employee” shall mean any full-time, regular benefit employee of the Company.

O.	“Employer” shall mean Exactech, Inc.

P.	“ERISA” shall mean the Employee Income Retirement Security Act of 1974, as amended.

Q.	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.

R.	“Good Reason” shall mean termination by the Participant of Participant’s employment due to the occurrence of any one of the following events (without the express consent of the Employee) by Employer or Employer’s failure to act following the occurrence of a Change in Control:

(i)	with respect to Leadership Team members: a significant adverse change in the Participant’s authority, duties, responsibilities or position (including title, reporting level and status as an executive officer subject to Section 16(b) of the Exchange Act) from those in effect at the time of the Change of Control . Provided however, that notwithstanding the foregoing, (a) an isolated, insubstantial and inadvertent action not taken in bad faith and which the Employer remedies promptly after receipt of notice thereof from Participant, and (b) a change in the person to whom (but not the position to which) the Participant reports, shall not be construed as “Good Reason” for purposes of the Plan.

(ii)

With respect to Participants who are not members of the Leadership Team but are considered other executives: a significant, adverse change in the Participant’s authority, duties, responsibilities or position from those in effect immediately prior to the Change in Control; provided that, notwithstanding the foregoing, the following is not

“Good Reason”: (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Participant, or (B) a change of less than two levels in the position to which the Participant reports, (C) a change in the person to whom the Participant reports, or (D) the Participant ceasing to be an executive officer subject to Section 16(b) of the Exchange Act; and

(iii)	As to Participants who are either Leadership Team members, other executives or employees:

a. a reduction in the Participant’s annual base salary as in effect at the time of the Change in Control or as the same may be increased from time to time subsequent to the Change in Control, or a reduction in the level of the Participant’s bonus eligibility under the Bonus Plans in effect at the time of the Change of Control, or as may be amended from time to time subsequent to the Change of Control;

b. a requirement by the Employer that Participant change the office location at which the Participant is based which results in the Participant having a commute to such location from the Participant’s residence in excess of fifty (50) miles or in excess of 120% (in miles) or the Participant’s commuting distance at the time of the Change in Control, whichever is greater;

c. the failure by the Company or the Employer (as applicable) to pay to the Participant (i) any portion of the Participant’s annual base salary; (ii) any awards earned pursuant to the Bonus Plans, or (iii) any portion of an installment of deferred compensation under any deferred compensation program of the Company, in each case within seven (7) days of the date in which such compensation is due.

d. (i) the failure by Company or Employer to continue in effect any compensation plan or program in which the Participant participates at the time of the Change of Control and which is a material element of the Participant’s total compensation, including without limitation, the Bonus Plans and the Company’s Incentive Stock Plans, or any plans adopted in substitution therefore immediately prior to the Change of Control, unless an equitable arrangement has been made with respect to such plan or program, or (ii) the failure by the Company or the Employer to continue the Participant’s participation therein (or in such substitute or alternative plan or program) on a basis not materially less favorable with respect to both the amount of benefits provided and the level of the Participant’s eligibility relative to other positions as existed at the time of the Change of Control;

e. (i) the failure by the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan if required to do so; or

f. any purported termination of the Participant’s employment by the Company or the Employer which is not effected pursuant to a Notice of Termination satisfying the requirements herein (and for purposes of this Plan, no such purported termination shall be effective).

The Participant’s right to terminate his or her employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not be construed as a consent to, or a waiver of rights with respect to, an act or failure to act constituting a Good Reason hereunder.

Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if (i) the Participant fails to provide the Company with notice of the occurrence of any of the foregoing within the six-month period immediately following the date on which the Participant first becomes aware (or reasonably should have become aware) of the occurrence of such event, (ii) the Participant fails to provide the Company with a period of at least thirty days from the date of such notice to cure such event prior to terminating his or her employment for Good Reason or (iii) Notice of Termination is not provided to the Company by the Participant within ninety days following the day on which the thirty-day period set forth in the preceding clause (ii) expires; provided, that the thirty-day notice period required by clause (ii) and referred to in clause (iii) shall end two days prior to the first anniversary of the Change in Control in the event that the first anniversary of the Change in Control would occur during such thirty-day period.

S. Gross-Up Payment. The term “Gross-Up Payment” shall have the meaning given thereto in Section 6.1.a hereunder.

T. “Leadership Team Member” shall mean each individual whom the Company’s Chief Executive Officer has designated as a member of the Company’s Leadership Team.

U. Notice of Termination” shall mean a notice that indicates the specific provisions in this Plan relied upon as the basis for any termination of employment and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment under the provision so indicated. No purported termination of employment shall be effective without a Notice of Termination.

V. “Operating Unit” shall mean any subsidiary, division or other operating unit of the Company or any of its subsidiaries.

W. “Other Executive” shall mean each Employee of the Company or its affiliates (whether located in the United States or in another country) designated as a Vice-President, Director, Manager, Coordinator or Supervisor, but excluding Leadership Team members.

X. “Participants” shall mean those Leadership Team members, Other Executives and Employees who meet the eligibility requirements of Article III of the Plan, excluding (i) individuals on Leave of Absence, or (ii) individuals who remain employed solely pursuant to a separation agreement with the Company or the Employer. An individual excluded as a Participant pursuant to clause (i) of this Section 2.X shall be so excluded only during such Leave of Absence.

Y. “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

Z. “Permanent Disability” shall mean (i) that a Participant is receiving long-term disability benefits under the disability plan in which the Participant participates as of the Termination Date, or (ii) if there is no such plan as of the Termination Date, that the Participant has been substantially unable to perform his or her duties, services and responsibilities by reason of a physical or mental infirmity for 180 consecutive days.

AA. “Plan” shall mean the Exactech, Inc. Change of Control Plan as set forth herein.

BB. “Pro-Rata Bonus” shall mean, with respect to the fiscal year in which a Participant’s Termination Date occurs, an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of whole and partial months that have elapsed in such fiscal year through the Termination Date (counting any partial month as a whole month for this purpose) and the denominator of which is twelve; provided, however, that the Pro-Rata Bonus shall be reduced, but not below zero, to the extent of any annual cash bonus the Participant receives from the Employer in respect of the fiscal year in which the Termination Date occurs.

CC. “Severance Benefits” shall mean the payments and benefits payable in accordance with the Plan.

DD. “Shares” shall mean the shares of common stock, par value $0.01 per share, of the Company.

EE. “Termination Date” shall mean the date of the termination of a Participant’s employment with the Employer as determined in accordance with Article V.

ARTICLE III

ELIGIBILITY

3.1 Commencement of Participation.

(a) Leadership Team Members. Each Leadership Team member as of the Effective Date shall automatically be a Participant in the Plan as of the Effective Date. Each individual who is designated by the Chief Executive Officer as a Leadership Team Member following the Effective Date shall automatically be a Participant in the Plan as of the date of such designation.

(b) Other Executives. Each Other Executive as of the Effective Date shall automatically be a Participant in the Plan as of the Effective Date. Each individual who becomes an Other Executive (whether by reason of being hired or promoted from another position) shall automatically be a Participant in the Plan as of the date that he or she becomes an Other Executive.

(c) Employees. All other Employees as of the Effective Date shall automatically be a Participant of the Plan as of the Effective Date. Each individual who is hired prior to the Change of Control shall automatically become a Participant in the Plan as of the date of hire.

3.2 Duration of Participation.

(a) Leadership Team Members. A Participant who is a Leadership Team Member shall cease to be a Participant in the Plan (i) if, prior to a Change in Control (but subject to Section 4.1, he or she ceases to be a Leadership Team Member, or (ii) if his or her employment is terminated under circumstances where he or she is not entitled to Severance Benefits under the terms of this Plan; provided, however, that, subject to Section 4.1, if a Leadership Team Member ceases to be a Leadership Team Member but remains an Other Executive, he or she shall continue to participate in the Plan as an Other Executive.

(b) Other Executives. A Participant who is an Other Executive shall cease to be a Participant in the Plan (i) if, prior to a Change in Control (but subject to Sections 4.2 and 8.2), he or she ceases to be an Other Executive (other than by reason of becoming a Leadership Team Member), or (ii) if his or her employment is terminated under circumstances where he or she is not entitled to Severance Benefits under the terms of this Plan.

(c) A Participant entitled to Severance Benefits under the terms of this Plan shall remain a Participant in the Plan until the full amount of the Severance Benefits has been paid to him or her.

ARTICLE IV

SEVERANCE BENEFITS

4.1 Right to Severance Benefits.

(a) Subject to Section 4.1(b):

(i) a Participant shall be entitled to receive Severance Benefits from the Company in the amount provided in Section 4.3(a) if (i) a Change in Control has occurred and (ii) within one year thereafter, the Participant’s employment with the Employer terminates for any reason, except that, notwithstanding the foregoing provisions of this Section 4.1(a)(i), no Severance Benefits under Section 4.3(a) shall be payable to a Participant should the Participant’s termination of employment be (A) initiated by the Employer for Cause, (B) by reason of Permanent Disability, (C) initiated by the Participant other than for Good Reason, (D) by reason of the Participant’s death or (E) an Excluded Termination (as defined in Section 4.1(c)); and

(ii) a Participant shall be entitled to receive Severance Benefits from the Company in the amount provided in Section 4.3(b) if (i) a Change in Control has occurred and (ii) within one year thereafter, the Participant’s employment with the Employer terminates for any reason, except that, notwithstanding the foregoing provisions of this Section 4.1(a)(ii), no Severance Benefits under Section 4.3(b) shall be payable to a Participant should the Participant’s termination of employment be (A) initiated by the Employer for Cause, (B) by reason of Permanent Disability, (C) initiated by the Participant other than for Good Reason or (D) by reason of the Participant’s death.

(b) No Severance Benefits shall be provided to a Participant unless the Participant has properly executed and delivered to the Company a release of claims and that release of claims has become irrevocable as provided therein. Such release of claims shall not be accepted by the Company unless it is executed on or after the Participant’s Termination Date. The initial release of claims is attached to this Plan as Appendix A. Prior to the occurrence of a Change in Control, but subject to Section 8.2, the release of claims may be revised by the Company. The Company may in any event modify the release of claims to conform it to the laws of the local jurisdiction applicable to a Participant so long as such modification does not increase the obligations of the Participant thereunder.

(c) If, following a Change in Control, a Participant’s employment with the Employer terminates in connection with the sale, divestiture or other disposition of the stock or assets of any Operating Unit (or part thereof) (a “Transaction”), such termination shall not be a termination of employment of the Participant for purposes of the Plan, and (notwithstanding the rights provided to the Participant by Section 4.1(a)(i)) the Participant shall not be entitled to Severance Benefits as a result of such termination of employment if (i) the Participant is offered continued employment, or continues in employment, with the divested Operating Unit

(or part thereof) or the purchaser of the stock or assets of the Operating Unit (or part thereof), or one of their respective Affiliates (the “Post-Transaction Employer”), as the case may be, on terms and conditions that would not constitute Good Reason and (ii) the Company obtains an agreement from the acquiror of the stock or assets of the divested Operating Unit (or part thereof), enforceable by the Participant, to provide or cause the Post-Transaction Employer to provide severance pay and benefits, if the Participant accepts the offered employment or continues in employment with the Post-Transaction Employer or its Affiliates following the Transaction, (A) at least equal to the Severance Benefits set forth in Section 4.3(a) and (B) payable upon a termination of the Participant’s employment with the Post-Transaction Employer and its Affiliates within such portion of the one-year period described in Section 4.1(a)(i) as is then remaining and under the same circumstances set forth in Section 4.1(a)(i). For purposes of this Section 4.1(c), the terms “Cause” and “Good Reason” shall have the meanings ascribed to them hereinabove respectively, but the term “Employer” as it is used in those Sections shall be deemed to refer to the entity employing the Participant subsequent to the Transaction, the term “Company” as used in those Sections shall be deemed to refer to such entity or, if applicable, the ultimate parent corporation of such entity, and the term “Board” as used in those Sections shall refer to the body serving the function of a board of directors for such entity or, if applicable, the ultimate parent corporation of such entity.

A termination of employment described in this Section 4.1(c) is herein referred to as an “Excluded Termination.” In the circumstances described in this Section 4.1(c), the Participant shall not be entitled to receive Severance Benefits under Section 4.3(a) of this Plan whether or not the Participant accepts the offered employment or continues in employment. The provisions of this Section 4.1(c) do not create any entitlement to Severance Benefits from the Company and its subsidiaries in any circumstances whatsoever and are to be construed solely as a limitation on such entitlement in the circumstances herein set forth.

(d) For purposes of determining a Participant’s and the Company’s rights and obligations under the Plan, the transfer of employment of a Participant from the Company to one of its Affiliates, or from such an Affiliate to the Company, in each case whether before or after the Change in Control, shall not constitute a termination of employment for purposes of the Plan.

4.2 If (i) a Participant’s employment is terminated by the Employer without Cause prior to the date of a Change in Control or (ii) an action is taken with respect to the Participant prior to the date of a Change in Control that would constitute Good Reason if taken after a Change in Control, and the Participant reasonably demonstrates that such termination or action (A) was at the request of a third party that has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control that has been threatened or proposed, such termination or action shall be deemed to have occurred after such Change in Control for purposes of the Plan, so long as such Change in Control actually occurs. If any such termination or action occurs while an agreement is pending and the effective provisions of such agreement provide for a transaction or transactions which if consummated would constitute a Change in Control, then such termination or action shall conclusively be presumed to have occurred in connection with a Change in Control.

4.3 Amount of Severance Benefits.

(a) Subject to Sections 4.3(c) through 4.3(f), if a Participant’s employment is terminated in circumstances entitling him or her to the Severance Benefits provided in this Section 4.3(a), each Participant shall be entitled to severance benefits according to the following schedule:

(1)	Leadership Team Members. The Company shall pay to the Participant the Annual Base Salary and Benefits in effect when the Change of Control occurs, for one (1) year following Termination, along with any bonuses payable under the Bonus Plans (i) at the time of Termination within thirty days following the Termination Date, and (ii) any bonuses that would normally have accrued for the year following the Termination date had the Participant not been terminated by the Company.

(2)	Other Executives. The Company shall pay to the Participant the Annual Base Salary and Benefits in effect when the Change of Control occurs for six (6) months following Termination, along with any bonuses payable under the Bonus Plans (i) at the time of Termination within thirty days following the Termination Date, and (ii) any bonuses that would normally have accrued for the year following the Termination date had the Participant not been terminated by the Company.

(3)	Employees. For all other employees who are Participants in the Plan as of the Change in Control, the Company shall pay to such Participants the Annual Base Salary and Benefits in effect when the Change of Control occurs for four (4) months following Termination.

Severance pay to be paid hereunder, shall be paid in equal installments per the payroll schedule in effect when the Change of Control occurs.

(4) The Company shall, at its expense, permit the Participant to participate in outplacement assistance services which are as to Leadership Team Members, at a level appropriate for senior management of a public company. Outplacement benefits shall be provided in kind; cash shall not be paid in lieu thereof, nor will cash Severance Benefits be increased if a Participant declines or does not use the outplacement benefits.

(b) Subject to Sections 4.3(c) through 4.3(f), if a Participant’s employment is terminated in circumstances entitling him or her to the Severance Benefits provided in this Section 4.3(b), such Participant shall be entitled to each of the following: base salary, annual incentive bonus (if applicable), insurance benefits to which Participant subscribes as of the Change of Control, earned but unused Paid Time Off and retirement benefits to which the Participant subscribes as of the Change of Control.

(c) The payments and benefits under this Plan to a Participant are intended to constitute the exclusive payments in the nature of severance or termination pay that shall be due to a Participant upon termination of his or her employment without Cause or for Good Reason following a Change in Control and shall be in lieu of any such other payments under any agreement, plan, practice or policy of the Company or any of its Affiliates. Accordingly, if a Participant is a party to an employment, severance, termination, salary continuation or other or similar agreement with the Company or any of its Affiliates, or is a participant in any other severance plan, practice or policy of the Company or any of its Affiliates, the severance pay to which the Participant is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he or she is entitled under such other agreement, plan, practice or policy; provided that the reduction set forth in this sentence shall not apply as to any other such agreement, plan, practice or policy that contains a reduction provision substantially similar to this Section 4.3(c) so long as the reduction provision of such other agreement, plan, practice or policy is applied. In addition, cash Severance Benefits shall be reduced by the amount of short-term or long term disability benefits payable to a Participant under any plan, program or arrangement of an Employer in the event that cash Severance Benefits payable hereunder cannot, by law, reduce the amount of short-term or long-term disability benefits payable to a Participant under such plan, program, or arrangement. Non-cash Severance Benefits shall be provided under this Plan without duplication of the same or similar benefits to which a Participant may be entitled under any such agreement, plan, practice or policy.

(d) The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and, except as provided in Section 4.3(a)(3), no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

(e) The Company’s obligation to provide the Severance Benefits to a Participant, other than those set forth in Section 4.3(b)(1), shall be conditioned on the Participant’s continued compliance in all material respects with the restrictive covenants set forth in Section 6 of the release of claims attached hereto as Appendix A.

(f) Any action taken by the Company or any of its Affiliates that (i) forms a basis of a Participant’s termination of employment for Good Reason or (ii) is taken following the provision of a Notice of Termination and would constitute Good Reason shall be disregarded in calculating the payments and benefits to be provided pursuant to this Section 4.3.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.1 Written Notice Required. Any purported termination of employment, whether by the Employer or by the Participant, shall be communicated by written Notice of Termination to the other.

5.2 Termination Date. In the case of the Participant’s death, the Participant’s Termination Date shall be his or her date of death. In all other cases, the Participant’s Termination Date shall be the date specified in the Notice of Termination subject to the following:

(a) If the Participant’s employment is terminated by the Employer for Cause or due to Permanent Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Participant, provided that in the case of Permanent Disability the Participant shall not have returned to the full-time performance of his or her duties during such period of at least thirty days; and

(b) If the Participant terminates his or her employment for Good Reason, the date specified in the Notice of Termination shall not be more than sixty days from the date the Notice of Termination is given to the Employer.

5.3 If the Participant terminates his or her employment for Good Reason, the Company may, in its discretion, require the Participant to remain employed for transition purposes for not more than thirty days after the Termination Date (such period, the “Extension Period”). If the Company elects to continue the Participant’s employment during the Extension Period pursuant to this Section 5.3, then (i) during the Extension Period, the Participant shall continue to receive compensation and employee benefits that are the same as in effect prior to the commencement of the Extension Period and (ii) no act, circumstance or occurrence during the Extension Period shall affect the right of the Participant to receive the Severance Benefits determined as of the Termination Date, or if greater, determined as of the end of the Extension Period.

ARTICLE VI

EFFECT OF SECTIONS 280G AND 4999 OF THE CODE

6.1 Leadership Team Members. This Section 6.1 shall be applicable solely to Participants who are Leadership Team Members.

(a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment to or in respect of a Participant would be subject to the Excise Tax, then the Participant shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 6.1 shall not be conditioned upon the Participant’s termination of employment.

(b) Subject to the provisions of Section 6.1(c), all determinations required to be made under this Section 6.1, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within thirty business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6.1, shall be paid by the Company to the Participant within thirty days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 6.1(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Participant is informed in writing of such claim. The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the thirty-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.1(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Participant and direct the Participant to sue for a refund or contest the claim in any permissible manner, and the

Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Participant to sue for a refund, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Participant of a Gross-Up Payment or payment by the Company of an amount on the Participant’s behalf pursuant to Section 6.1(c), the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 6.1(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Participant’s behalf pursuant to Section 6.1(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Notwithstanding any other provision of this Section 6.1, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of any Gross-Up Payment, and the Participant hereby consents to such withholding and payment.

6.2 Other Executives. This Section 6.2 shall be applicable solely to Participants who are Other Executives.

(a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment to or in respect of a Participant would be subject to the Excise Tax, then the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax) than if the Participant received the entire amount of such Payments. Unless the Participant shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

(b) The determination of whether the Payments shall be reduced as provided in Section 6.2(a) and the amount of such reduction shall be made at the Company’s expense by the Accounting Firm, which shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Participant within thirty business days after the Termination Date. If the Accounting Firm determines that no Excise Tax is payable by the Participant with respect to the Payments, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Participant.

ARTICLE VII

SUCCESSORS TO COMPANY

7.1 Successors. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Employer under this Plan, in the same manner and to the same extent that the Company and each Employer would be required to perform if no such succession had taken place.

ARTICLE VIII

DURATION, AMENDMENT AND PLAN TERMINATION

8.1 Duration. This Plan shall continue in effect until terminated in accordance with Section 8.2. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who have become entitled to Severance Benefits hereunder shall have received such payments in full.

8.2 Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case by resolution adopted by two-thirds of the Compensation Committee of the Board; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change in Control occurs within one year after such adoption, any such attempted amendment, modification or termination adopted within one year prior to a Change in Control being null and void ab initio as it relates to all such individuals who were Participants prior to such adoption (it being understood, however, that, subject to Section 4.2, the hiring, termination of employment, promotion or demotion of any employee of the Company or any of its Affiliates prior to a Change in

Control shall not be construed to be an amendment, modification or termination of the Plan); provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken after the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. From and after the occurrence of a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant in the Plan on the date the Change in Control occurs. The revision of the release of claims attached hereto as Appendix A shall be deemed to be a modification of the Plan for purposes of this Section 8.2.

8.3 Form of Amendment. The form of any amendment or termination of the Plan in accordance with Section 8.2 hereof shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Compensation Committee of the Board.

ARTICLE IX

MISCELLANEOUS

9.1 Legal Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Participant if the Participant prevails on his or her claim for relief in an action (i) by the Participant to obtain or enforce any right or benefit provided by this Plan or (ii) by the Company or the Employer to enforce post-termination covenants against the Participant.

9.2 Employment Status. This Plan does not constitute a contract of employment or impose on any Employer any obligation to retain any Participant as an employee, to change the status of any Participant’s employment as a Leadership Team Member or Other Executive (as applicable), or to change any employment policies of any Employer.

9.3 Withholding of Taxes. The Company shall withhold from any amounts payable under this Plan all federal, state, local or other taxes that are legally required to be withheld.

9.4 No Effect on Other Benefits. Severance Benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

9.5 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.6 Settlement of Claims. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against a Participant or others.

9.7 Unfunded Obligation. All Severance Benefits provided under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to provide such benefits to Participants to the extent provided herein. For avoidance of doubt, any pension, health or life insurance benefits to which a Participant may be entitled under this Plan shall be provided under other applicable employee benefit plans of the Company or the Employer. This Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in this Plan shall restrict the Company’s or Employer’s ability to amend, modify or terminate such other employee benefit plans (whether before or after a Change in Control (but subject to Section 2.16 following a Change in Control)).

9.8 Governing Law. It is intended that the Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and the Plan shall be administered in a manner consistent with such intent. The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by federal law, with the laws of the state of Florida, wherein venue shall lie for any dispute arising hereunder. This Plan shall also be subject to all applicable non-U.S. laws as to Participants employed by subsidiaries of the Company located outside of the United States. Without limiting the generality of this Section 9.8, it is intended that the Plan comply with Section 409A of the Code, and, in the event that this Plan is determined to be a “deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, the Compensation Committee of the Board shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the Severance Benefits due to Participants hereunder.

9.9 Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate. A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

9.10 Enforcement. This Plan is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.

9.11 Effective Date. This Plan shall be effective as of February 23, 2007.